Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on February 26, 2018, between Headstrong Canada Limited (the “Company”) and Darren Saumur ("Employee").

W I T N E S S E T H:

WHEREAS, Employee desires to be employed by the Company upon the terms and be subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.

Position: Employee's position will be SVP and Global Operating Officer commencing on March 26, 2018 (“Start Date”) as a full-time employee located in Toronto, Ontario, with business travel as required. By signing this Agreement, Employee affirms that he or she knows of no reason why he or she may not be able to engage in business travel as required by his or her position. As a management employee, Employee will not be eligible for overtime pay or pay in lieu thereof under the Employment Standards Act, 2000 (“ESA”) or otherwise.

2.

Restrictions on Outside Employment: To avoid any conflict of interest, while employed by the Company, Employee may not work for himself or herself or for another business or individual or hold any director position without the Company's written permission. Employee acknowledges and agrees that he or she is a fiduciary of the Company and has fiduciary duties that are not extinguished by this Agreement.

3.

Compensation: Employee will receive the following compensation. Compensation is subject to review and is subject to change in the reasonable discretion of the Company. All compensation and benefits referenced herein will be subject to such deductions and withholdings as are required by applicable law. For monthly payroll purposes, all compensation amounts will be converted from USD to CAD based on the published Genpact monthly operating rate (MOR). The MOR for a month is published on 20th of the previous month or subsequent working day if 20th happens to be a holiday. The calculation of MOR considers the spot exchange rate and the 1-month forward exchange rate wherever available and is calculated at a 2-data point average. That average will become the MOR.

a.	Base Salary: Employee's annual base salary will be USD 500,000 which will be paid in arrears, according to the Company's normal payroll practices.

b.

Bonus: This position is bonus eligible under the Genpact 2018 bonus plan, which, in the Company’s sole discretion, rewards individuals for success on individual goals and objectives. Your annual target bonus will be up to USD 500,000 and will be subject to the performance of the Company and your individual performance. Any bonus will be prorated from your start date for 2018, and payout is typically in March of the year following the performance year in Canadian dollars per the above. This bonus is not guaranteed. Subject to the express requirements of applicable employment standards legislation and Section 10(c) below, you have to be an employee of the Company at the time bonuses are paid out to be eligible to receive your bonus.

For the year 2018, i.e. your first year of employment with the Company, you will receive USD 250,000 as a guaranteed payout (the “Guaranteed Bonus”). To be eligible for the Guaranteed Bonus, Subject to the express requirements of applicable employment standards legislation and Section 10(c) below, you must be an employee of the Company on the day that bonuses are paid out to receive the Guaranteed Bonus.

c.

Signing Bonus: Following the Start Date, Employee will receive a signing bonus of USD 250,000 (the “Signing Bonus”). However, Employee acknowledges and agrees that in the event that Employee’s employment is terminated by the Company with just cause or Employee resigns his or her employment with the Company, in either case at any time prior to the first anniversary of the Start Date (the “Repayment Period 1”), Employee will forthwith repay the Signing Bonus to the Company in full. In the event that Employee’s employment is terminated by the Company with just cause or Employee resigns his or her employment with the Company, in either case at any time prior to the second anniversary of the Start Date (the “Repayment Period 2”), Employee will forthwith repay 50% of the Signing Bonus to the Company. Further, Employee hereby consents to the Company deducting the Signing Bonus (or any portion thereof) from any wages otherwise owing to the Employee in the event of Employee’s termination with just cause or resignation within the Repayment Periods.

d.

Equity Compensation (stock options): You will be granted options to purchase 70,000 common shares of Genpact Limited, subject to approval from the Compensation Committee of our Board of Directors. Your stock options will be subject to the terms and conditions of the Genpact Limited Omnibus Incentive Compensation Plan (the “Plan”) and your stock option agreement. The per share exercise price of your stock options will be the NYSE closing price of a common share of Genpact Limited on the date of grant.

e.

Equity Compensation (RSUs): Subject to approval of the Compensation Committee of the Genpact Board of Directors, you will be granted 35,000 restricted stock units (“RSUs”) under the Plan. The RSUs will be subject to the terms and conditions of the Plan and an RSU award agreement which will evidence such grant.

f.

Equity Compensation (Performance Shares): Subject to approval of the Compensation Committee of our Board of Directors, you will be granted 20,000 2018 performance shares under the Plan. Your performance shares will be subject to the terms and conditions of the Plan and your performance share award agreement.

g.

Benefits: Benefits will be in accordance with the Company’s standard benefits package as described in general in the enclosed brochure and in detail in our Benefits Summary Plan Description that may be revised from time to time in the Company’s sole discretion.

h.	Time Off Work: The Company agrees that Employee is entitled to 4 weeks of vacation with pay in accordance with the Company’s Vacation Policy as amended from time to time.

4.	Definitions.

a.	"Companies" means the Company, Parent and any Related Company, and their respective successors or assigns.

b.	"Parent" means the ultimate parent company of the Company or successors in interest.

c.

"Related Company" means (x) any other company directly or indirectly controlling, controlled by, or under direct or indirect common control with Parent or (y) any other company that Parent directly or indirectly owns at least fifty percent (50%) of the economic interest or equity securities of such other company.

5.	Copyrights, Patents, and Trade Secrets.

a.

Employee agrees that all property rights in respect of every invention, innovation, tangible work product,  Corporate  Information,  as  defined  in paragraph 6(b) below, or any other intellectual property created, made, devised or discovered by Employee during the course of and related to Employee's employment (irrespective of whether  so created, made, devised or discovered during normal working hours or using the facilities of any of the Companies), shall belong to the Company and, to the extent necessary, all such ownership rights are conveyed in whole to the Company, and Employee will assign and hereby assigns such rights to the Company. Employee shall assist the Company to protect any proprietary interest as may be reasonably required at the Company's expense and shall execute all documents required by the Company. Employee shall promptly disclose and deliver to the Company full details of and shall provide the Company, any such invention, innovation, tangible work product, Corporate Information or any intellectual property created, made, devised or discovered by Employee. Further, Employee hereby waives in favour of the Company, and its successors, assigns and licensees, all of his or her moral rights and any similar non- assignable rights throughout the world, in any copyright work which is subject to the assignment obligations in this Section.

b.	The provisions contained in paragraph 5(a) above may only be varied by written permission granted by the Chief Executive Officer of Parent.

c.

Employee agrees that the Companies have other intellectual property rights, including rights in copyright in all Corporate Information and the written work product of the Companies that shall subsist regardless of the terms of this Agreement. Employee further agrees that all tangible work product of the Companies and Corporate Information may not be copied, modified, reformatted or paraphrased at any time without the Company's written permission. Employee agrees that any unauthorized use of the Companies’ written work product shall constitute copyright infringement and a breach of this Agreement and will cause significant and irreparable damage to the Companies.

d.

Employee agrees that the Companies have valuable trademark rights that may not be utilized except within the scope of Employee's employment with the Company. Employee agrees that any unauthorized reference whatsoever to the Companies' trademarks during or after employment shall constitute trademark infringement and a breach of t h i s Agreement and will cause significant and irreparable damage to the

Companies.

6.	Confidentiality.

a.

Agreement to Preserve Confidentiality.  Employee covenants and agrees that while  an employee of any of the Companies and following termination of that employment, all Corporate Information shall not be disclosed and shall be kept as confidential, proprietary, and in the nature of trade secrets, and Employee shall not disclose any Corporate Information to any person or use any Corporate Information for Employee's own benefit or for the benefit of any other person, except in furtherance of the Companies' business, or in any way that would be detrimental to any of the Companies' business.

b.

Definition of Corporate Information. Any knowledge, information or documents of any of the Companies including, but not limited to, client lists, employee information, employee lists, prospective client lists, client contracts, processes, consulting and training methodologies, operational methods and procedures, business and marketing plans, product development ideas, designs of projects, research projects, products, systems, software, models, modules, templates, source code and object code, designs, business systems, consulting models, creative and graphical work, venture and business plans, programs, and financial plans, or improvements modifications, components, prototypes or works thereof, pertaining to the Companies' business, ventures or its clients shall constitute “Corporate Information”,  whether  or  not reduced to tangible form, held electronically or marked in physical writing or electronically as “confidential” and any information which has or may be derived or obtained from such information. Corporate Information does not include any information properly and generally in the public domain.

c.

Return of Property. Upon termination of employment, Employee agrees to promptly return all documents of the Companies and the Companies' clients and any other property of the Companies or the Companies' clients in Employee's possession or control and destroy all electronic versions  of  any such property, including all copies  of same. In the event that a demand for return of Corporate Information is made by the Company during employment or after termination, the Employee shall return all such property within five days of request.

7.	Agreement on Unfair Competition.

a.	Duty of Loyalty and Good Faith. Employee understands and agrees that Employee owes the Company an implied duty of good faith and loyalty and fiduciary obligations.

b.

Non-solicitation of business clients. Based on the understanding that Employee will be given access to valuable clients and confidential and proprietary information, Employee agrees that for a period of twelve (12) months after termination of employment either voluntarily or involuntarily (the “Restricted Period”) Employee will not

(A)solicit or attempt to solicit any of the Companies' clients with whom Employee had business interaction during the twelve (12) month period immediately preceding Employee’s termination of employment with any of the Companies (each a "Covered Client") if such solicitation is not for the benefit of the Companies, or if such solicitation is for a product, service or employment opportunity comparable to that provided by any of the Companies in the information technology consulting or services business (as more fully described below) or (B) improperly and intentionally interfere with the business relationships between any of the Companies and any Covered Client.

c.

Non-solicitation of employees. Employee agrees that during the Restricted Period Employee will not directly or indirectly (A) induce or seek to induce any employee of the Companies who reported to Employee (directly or indirectly) or with whom Employee had business interaction in either case during the twelve (12) month period immediately preceding Employee’s termination of employment with any of the Companies (the “Covered Employees”) to leave their employment with any of the Companies or (B) in any way aid any third party to recruit any Covered Employees.

d.

Non-competition with the Companies' key business clients. Based on the understanding that Employee will be given access to valuable clients and confidential and proprietary information, Employee agrees that during the Restricted Period Employee will not provide Competitive Products or Services to any of the Companies' clients with which Employee had material or substantial contact during the last twelve

(12) months of Employee's employment with any of the Companies. “Competitive Products or Services” means the provision of strategies and solutions, assistance in the delivery of products, training, and consultative support for the development  and/or integration of Internet and wireless solutions, for business intelligence, for e- commerce, for technology implementation in digital business ecosystems, for business invention and strategic development, for program  management  of  business change, for venture consulting, for customer relationship management, for the application of user experiences associated with Internet environments and wireless applications and interfaces, and for graphical design for Internet environments and wireless applications and interfaces. These limitations apply within the Companies’ vertical industries of specialization – Financial and Insurance, Manufacturing, Consumer Products, Retail, Energy, Utilities, Telecommunications, and Health Care. For purposes of this Agreement, “material or substantial contact” means any one or more of  the following  direct  levels of client (or in the case of Section 7(e)  hereof, prospective client) contact: direct involvement or assistance in a bid or contract proposal; or personal oral or written communications with the client (or in the case of Section 7(e) hereof, prospective client); or  a  minimum  of  two  on-site visits to the client (or in the case  of Section 7(e) hereof, prospective client); or participation in interviews with the client (or in the case of Section 7(e) hereof, prospective client), or identification as a key resource for the client (or in the case of Section 7(e) hereof, prospective client) proposal.

e.

Prospective Clients. Based on the understanding that Employee will be given access to valuable information relating to prospective clients which the Company has expended considerable financial and personnel resources to obtain, including confidential and proprietary information about these prospective clients, Employee agrees that during the Restricted Period Employee will not (A) solicit any of the Companies' prospective clients with whom Employee had material or substantial contact during the twelve (12) months prior to Employee's voluntary or involuntary termination of employment with any of  the  Companies  (each  such  client a "Covered Prospect") if such solicitation is not for the benefit of the Companies or if such solicitation is for Competitive Products or Services, (B) improperly and intentionally interfere with the prospective business relationships between any of the

Companies and any Covered Prospect, or (C) provide Competitive Products or Services to any Covered Prospect.

f.

Non-Competition Period. During the Restricted Period, the Employee will not, whether individually or in partnership or jointly or in conjunction with any other person, perform services for a business, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any endeavor, activity or business in Canada or the United States that provides Competitive Products or Services.

g.

Reasonableness. Recognizing that the limitations in this Agreement  permit  Employee to continue Employee’s chosen career in the same geographic area without any interruption while protecting the Company’s and the  other  Companies’  legitimate business interests in its client and employee relationships, Employee agrees that the above restrictions are reasonable including the short length of time, the limitation as to identified clients and employees, and the specific area of business in which competition is limited as to those clients. Employee agrees that these limitations are reasonable given the highly competitive nature of the Company's and the other Companies' business and are required for the Company's and the other Companies' protection based upon numerous factors including the knowledge and information to which Employee will have access during Employee's employment with the Company. To ensure enforcement if the Company in its reasonable opinion believes that a violation of this Agreement may have occurred or is occurring, Employee agrees to the entry of a court order preventing Employee from violating  any of the limitations found in this Agreement. Employee also agrees that in addition to any other remedies, including an action for damages, the Company also may seek injunctive relief against Employee. The party prevailing in any judicial proceeding between the parties hereto shall be awarded its costs and expenses, including reasonable legal fees.

8.

Severability and Savings Provision. The Company and Employee desire that this Agreement be enforced to the greatest degree possible. If a Court of competent jurisdiction finds any part or provision of this Agreement to be unenforceable, void, overly burdensome or invalid, then the parties request such Court to enforce the remaining parts of this Agreement or the provision, as applicable, as valid and enforceable as though the invalid portions were not a part.

9.	Conflicting Agreements.

a.

Prior Agreements. Employee represents and  warrants  that Employee's performance of all the terms of this Agreement and any services to be rendered as an Employee of the Company does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding, including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or otherwise, prior to Employee's employment by the Company, to which Employee is a party or by the terms of which Employee may be bound. Employee shall not disclose to the Company or its clients, or induce the Company to use or disclose, any such proprietary information, knowledge, or data belonging to any previous employer without such previous employer's permission and Employee will disclose to the Company the term and subject of any prior confidentiality, non- competition, non-solicitation or invention agreement or agreements to which Employee is a party.

b.	Future Agreements. Employee will not enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

c.

Indemnification. Employee hereby agrees that if Employee intentionally breaches any agreement or understanding between him and another person or company or intentionally wrongfully uses any confidential or proprietary information or trade secrets he has obtained from sources other than the

Company without permission, then Employee will indemnify and hold the Company harmless from and against any and all damages, claims, costs and expenses, including without limitation legal fees and legal costs and expenses, based on or arising, directly or indirectly, from such intentional actions.

10.	Termination of Employment

a.	Employee is employed by the Company for an indefinite period, subject to termination in accordance with the termination provisions of this Agreement.

b.	The Company may terminate Employee’s employment for just cause without notice or pay in lieu of notice, subject only to the express requirements of the ESA.

c.

The Company may terminate Employee’s employment without just cause by providing Employee with, in addition to any accrued but outstanding wages, the greater of (i) the notice, termination pay in lieu of notice, and severance pay as  expressly required by the ESA, or (ii) 6 months’ base salary and, if the employee has performed services for more than 9 months in any performance year, target bonus pro-rated to the date of termination.

d.

In the case of the application of either (i) of (ii) above, subject to insurer approval and any required exclusions, Employee’s benefits will be continued for 6 months following Employee’s dismissal, provided, however, that in no case will Employee receive less benefit continuation than is expressly required by the ESA. By signing this Agreement, Employee agrees that he will not be entitled to any additional notice, pay in lieu of notice, severance pay or similar amounts and that the provisions of this Section describe Employee’s full and complete entitlement to notice, pay in lieu of notice, severance pay and similar amounts, whether under contract, statute or the common law in connection with termination of Employee’s employment without just cause by the Company. Employee shall be required to sign a release document in favor of the Company to receive any amounts under this Section in excess of Employee’s ESA entitlements.

e.	Termination by Employee. The Employee may terminate Employee’s employment at any time by giving the Company 3 months of written notice.

11.	Miscellaneous.

a.

If any part or portion hereof shall be determined to be invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part or portion of such  term  nor the validity of any  other  term  or  provision  of  this Agreement shall in any way  be affected thereby.

b.

Termination of this Agreement pursuant to Section 10 (Termination) shall in no way relieve or be deemed to relieve Employee from any ongoing duties, obligations or liabilities which may arise from this Agreement.  The  provisions  of  Sections  5,  6, 7, 8, 9, and 10 of this Agreement shall survive termination of Employee's employment, and form a continuing obligation on the part of the parties hereto, which may not be waived except in writing by both parties to this Agreement.

c.

This Agreement contains the entire agreement of the parties with respect to the matters contained herein. It may be modified, changed or altered only by an agreement in writing signed by all of the parties. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. This Agreement may be executed in any number of counterparts.

d.	This Agreement may be assigned to any Related Company based in Canada at any time without the consent of the Employee.

*  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the day and year first above written.

/s/ Genine Mikucki

Headstrong Canada Limited

February 26, 2018

Date:

/s/ Darren Saumur